Exhibit 10.1

VCA ANTECH, INC.
12401 West Olympic Boulevard
Los Angeles, California 90064-1022

August 18, 2011

Josh Drake
C/o VCA Antech, Inc.
12401 West Olympic Boulevard
Los Angeles, California 90064-1022

Dear Josh:

This letter agreement between you and VCA Antech, Inc. (“VCA Antech”) sets forth our agreement regarding certain employment terms as set forth herein on the date signed by you below, to be effective on the later to occur of (i) the date on which the Compensation Committee (the “Compensation Committee”) of the Board of Directors of VCA Antech approved this Agreement; or (ii) the date first set forth above.

1. Termination of Employment Other than for Cause.

1.1 If your employment with VCA Antech is terminated by VCA Antech other than for “Cause” (as defined herein) or as a result of your death or Disability (as provided herein), then:

1.1.1 VCA Antech shall provide you (or your estate, if applicable) (i) on the date of your termination, a lump sum payment equal to all accrued and unpaid salary and other compensation payable to you by VCA Antech and all accrued and unpaid vacation and sick pay payable to you by VCA Antech with respect to services rendered by you to VCA Antech through the date of termination; and (ii) an amount equal to the amount you would have earned as a base salary during the one (1) year following such date had your employment not been terminated, reduced by the fixed and determinable amount of any payments to be made to you during the one-year period following your termination under any long-term disability insurance policy maintained by VCA Antech for your benefit, and payable in equal monthly installments; and

1.1.2 all stock options and stock appreciation rights that have been granted to you by VCA Antech, and that would have vested during the one (1) year following the date of your termination solely as a result of your continued service to VCA Antech, will continue to vest during the course of the one (1) year period immediately following the date of your termination and to become exercisable in accordance with the terms and conditions applicable to such equity award; and

1.1.3 all restricted stock and restricted stock units that have been granted to you by VCA Antech, and that would have vested during the one (1) year following the date of your termination solely as a result of your continued service to VCA Antech, will vest upon the date of your termination and, in the case of restricted stock units, will become payable in accordance with the terms and conditions applicable to such equity award; and

1.1.4 VCA Antech shall continue to provide you coverage under the Company Benefit Plans (as defined herein, and to the extent permitted by applicable law and the terms of each Company Benefit Plan) for the one-year period immediately following your termination.

1.2 For purposes of this Amended Agreement, “Cause” means (i) your conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of VCA Antech or otherwise; or (y) any crime of moral turpitude; (ii) gross misconduct in the performance of your duties; (iii) the failure by you to follow or comply with the policies and procedures of VCA Antech or the written directives of the Board of Directors of VCA Antech; or (iv) the repeated failure by you to render full and proper services as required by the terms of your employment.

1.3 For purposes of this Amended Agreement, “Company Benefit Plans” means all operative officer benefit and welfare plans of VCA Antech then in effect, including, to the extent then in effect, group life, medical, disability and other insurance plans, all on the same basis generally applicable to the executives of VCA Antech; provided, however, that nothing contained in this Agreement will, in any manner whatsoever, directly or indirectly, require or otherwise prohibit VCA Antech from amending, modifying, curtailing, discontinuing, or otherwise terminating any Company Benefit Plan at any time (whether before or after the date of your termination) except that VCA Antech will at all times before the date of your termination and during the one-year period following your termination maintain medical insurance covering you and your dependents with benefits at least as favorable as those provided by VCA Antech to its executives as of the date of termination.

1.4 If you suffer a physical or mental impairment that results in your being unable to perform your duties to VCA Antech, then the board of directors of VCA Antech shall select a qualified physician to examine you and review your physical and mental capacity.  If such physician determines in good faith that such physical or mental impairment can be expected to result in death or to last for a continuous period of not less than six months and renders you incapable of performing your duties to VCA Antech or the duties of any substantially similar position of employment, then unless you first resume the performance of services to VCA Antech to the satisfaction of the board of directors of VCA Antech, your employment will be terminated for “Disability” effective on the first to occur of (i) the date that is 26 weeks after the date of such physician’s written opinion, or (ii) the date that is 29 months after the last day on which you provided services to VCA Antech.

2. Change in Control.

2.1 Upon the occurrence of a Change in Control, then

2.1.1 The provisions of Sections 1.1.1 and 1.1.3 hereof shall remain in full force and effect.

2.1.2 Notwithstanding the provisions of any other agreement to the contrary, if (a) your employment with the Company or its successor is terminated on or before the one (1)

year anniversary of the date of occurrence of a Change in Control (i) by the Company or its successor other than for Cause, or (ii) as a result of Executive’s death or disability, or (b) your employment with the Company or its successor is terminated on or after the one (1) year anniversary of the date of occurrence of a Change in Control by you, then notwithstanding the provisions of any other agreement to the contrary, all stock options and stock appreciation rights that have been granted to you by VCA Antech and that would have vested at any time after the date of your termination solely as a result of your continued service to VCA Antech, will immediately vest and become exercisable on the date of termination and, notwithstanding any other agreement to the contrary, each option or stock appreciation right will remain exercisable for the full term of such award; and

2.1.3 Notwithstanding the provisions of any other agreement to the contrary, all restricted stock and restricted stock units that have been granted to you by VCA Antech, and that would have vested at any time after the date of occurrence of the Change in Control solely as a result of your continued service to VCA Antech, will vest on the earlier of (a) the date that is one (1) year after the date of occurrence of the Change in Control, provided that you continue to provide service to VCA Antech or its successor through such date, (b) the date of your termination of employment with the Company or its successor by the Company or its successor other than for Cause or as a result of Executive’s death or disability, and (c) the vesting date otherwise provided in the award agreement; and

2.1.4 At the request of VCA Antech, you shall continue to serve in the employment of VCA Antech for a period of up to 180 days following the date of the Change In Control.  If VCA Antech requests you to perform such services, you will be compensated at your then current base salary from and after the date of termination for the period that you actually provide services to VCA Antech.

2.2 For purposes of this Section 2, a “Change in Control” of VCA Antech will be deemed to have occurred if:

2.2.1 there shall be consummated (x) any consolidation or merger of VCA Antech into or with another person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) pursuant to which shares of VCA Antech’s common stock would be converted into cash, securities or other property, other than any consolidation or merger of VCA Antech in which the persons who were stockholders of VCA Antech immediately prior to the consummation of such consolidation or merger are the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act), immediately following the consummation of such consolidation or merger, of 62.5% or more of the combined voting power of the then outstanding voting securities of the person surviving or resulting from such consolidation or merger, or (y) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of VCA Antech; or

2.2.2 the stockholders of VCA Antech approve any plan or proposal for the liquidation or dissolution of the company.

3. Non-Solicitation; Non-Competition.

3.1 Non-Solicitation.  For so long as you are employed by VCA Antech, and continuing for one (1) year thereafter, you shall not, without the prior written consent of VCA Antech and Antech Diagnostics (VCA Antech’s laboratory division), directly or indirectly: (i) (x) solicit or endeavor to entice away from Antech Diagnostics or any of its subsidiaries or affiliates, any person or entity who is employed by, or serves as an agent or key consultant of, Antech Diagnostics, or any of its subsidiaries or affiliates, or (y) solicit any person or entity who during the then most recent twelve (12) month period, was employed by or served as an agent or key consultant of Antech Diagnostics or any of its subsidiaries or affiliates, or (ii) endeavor to entice away from Antech Diagnostics or any of its subsidiaries or affiliates or solicit with respect to services then being rendered or planned, proposed or contemplated to be rendered by Antech Diagnostics or any such subsidiary or affiliate, any persons or entity who is, or was within the then most recent twelve (12) month period, a customer or client (or reasonably anticipated, to your general knowledge or the public, to become a customer or client) of Antech Diagnostics or any of its subsidiaries or affiliates (“Customers”).  For purposes of this Section 3(A), ownership of securities having no more than one percent of the outstanding voting power of any entity which is listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed in violation of this Section 3(A), so long as you have no other connection or relationship with such entity.

3.2 Non-Competition.  For so long as you are employed by VCA Antech to provide services for Antech Diagnostics and continuing for one (1) year thereafter, you shall not, directly or indirectly, within the United States or Canada, as a sole proprietor, member of a partnership, stockholder, or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than VCA Antech or any of its subsidiaries or affiliates render any service to or in any way be affiliated with a competitor (or become a competitor) of Antech Diagnostics in any area in which Antech Diagnostics operates, including without limitation veterinary diagnostics testing, veterinary telemedicine and veterinary diagnostic and marketing communications for animal hospitals.  For purposes of this Section 3(B), ownership of securities having no more than one percent of the outstanding voting power of any entity which is listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed in violation of this Section 3(B), so long as you have no other connection or relationship with such entity.

3.3 Consideration; Reasonableness of Covenants.  The severance provided in as set forth in this Agreement constitutes consideration to you for entering into this Agreement and agreeing to the restrictive covenants set forth herein, and in connection therewith, the monthly installments of the payments provided for in clause (ii) of Section 1.1.1 hereof, as well as the provision of any benefit provided hereunder, may be suspended for any period in which you are not in compliance with the restrictive covenants set forth herein.  You acknowledge and agree that (a) the restrictive covenants are reasonable in scope and duration, and necessary to protect the legitimate interests of VCA Antech and Antech Diagnostics, (b) VCA Antech has been materially induced to enter into this Agreement and to make the payments provided for hereunder by and in reliance on your compliance with the restrictive covenants contained therein, and (c) irreparable harm and damage will be done to VCA Antech and Antech Diagnostics if you compete with Antech Diagnostics in any way which is prohibited by the restrictive covenants.

4. Miscellaneous. This Agreement is effective as of the date hereof.  This Agreement contains the entire understanding of the parties to it relating to the subject matter hereof and cannot be changed or terminated except in writing signed by both you and VCA Antech.  This Agreement has been made and entered into in the State of California and will be construed in accordance with the laws of the State of California without regard to the conflict of laws principles thereof.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.  This Agreement and all obligations and benefits hereunder will bind and inure to the benefit of you and VCA Antech, and our respective affiliates, and their respective successors and assigns.  No amendment or waiver of any term of this Agreement will be effective unless made in writing.

If the foregoing correctly reflects our understanding and agreement, please execute this Agreement in the space provided below.

VCA Antech, Inc.

By:         /s/ Robert L. Antin
Robert L. Antin
Chief Executive Officer

Acknowledged and Agreed:

/s/ Josh Drake
Josh Drake

Date: August 18, 2011